BlackRock Funds (the "Registrant"): BlackRock Short Obligations Fund and BlackRock Ultra-Short Obligations Fund (each, a "Fund") 77C(a)(c)
Submission of matters to a vote of security holders
Attached please find as an exhibit to Sub-Item 77C(a)(g) of Form N-SAR, a copy of the consent of the sole shareholder of each Fund to change the Fund's concentration policy, dated
December 18, 2013.


CONSENT OF THE SOLE SHAREHOLDER
OF BLACKROCK SHORT OBLIGATIONS FUND AND BLACKROCK ULTRA-SHORT
OBLIGATIONS FUND OF
BLACKROCK FUNDSSM

      The undersigned, being the sole shareholder of each of BlackRock Short Obligations Fund and BlackRock Ultra-Short Obligations Fund (together referred to herein as the "Funds" or individually as a "Fund"), each a series of BlackRock FundsSM, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), acting pursuant to the Trust's Declaration of Trust dated December 22, 1988, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts (the "Declaration"), does hereby adopt the following resolutions:
            WHEREAS, each Fund has a fundamental investment policy such that the Fund may not "concentrate its investments in a particular industry, as that term is used in the Investment Company Act, except that the Fund will concentrate its investments in obligations of issuers in the financial services industry, or in obligations, such as repurchase agreements, secured by such obligations (unless the Fund is in a temporary defensive position)" (the "Existing Concentration Policy"); and
            WHEREAS, for purposes of compliance with the Existing Concentration Policy, each Fund currently refers to the Standard Industrial Classification ("SIC") classifications and aggregates multiple SIC industry sub-classifications under the "financial services" industry to determine which issuers are considered to be members of a particular industry; and
            WHEREAS, BlackRock Advisors, LLC, each Fund's investment adviser, desires to monitor the industry classifications of the Funds' investments by reference to the SIC classifications but no longer aggregate the subclassifications similar to another non-concentrated short duration fixed income portfolio managed by BlackRock Advisors, LLC or its affiliated investment advisers, in an effort to harmonize compliance monitoring among the Funds and other similarly-managed investment products; and
            WHEREAS, such change in industry classification system would result in each Fund not investing 25% or more of its total assets in the financial services industry; and
            WHEREAS, BlackRock Advisors, LLC desires that each Fund change its Existing Concentration Policy to reflect that the Fund may not "concentrate its investments in a particular industry, as that term is used in the Investment Company Act"
(the "New Concentration Policy"); and
            WHEREAS, BlackRock Advisors, LLC has advised the Board of Trustees of the Trust (the "Board") that the replacement of the Existing Concentration Policy with the New Concentration Policy will not impact how each Fund's portfolio is managed or invested; and
            WHEREAS, the Board has recommended that the sole shareholder of each Fund approve the change in the Fund's
Existing Concentration Policy to reflect the New Concentration Policy; be it therefore
            RESOLVED, that the replacement of each Fund's Existing Concentration Policy with the New Concentration Policy, effective as of March 25, 2014, be and it hereby is approved;
and
         FURTHER RESOLVED, that the undersigned hereby consents to the filing of this consent with the records of the meetings of shareholders of the Trust.

               BLACKROCK HOLDCO 2, INC.
               By:  /s/ Ben Archibald
               Name:  Ben Archibald
               Title:    Director
               Dated: December 18, 2013